EXHIBIT 10.4

MANAGEMENT AND ADVISORY AGREEMENT

This MANAGEMENT AND ADVISORY AGREEMENT (the “Agreement”), dated as of May 10, 2010, is by and between Western Capital Resources, Inc., a Minnesota corporation (the “Company”), and Blackstreet Capital Management, LLC, a Delaware limited liability company (“BCM”).

WHEREAS, the Company desires to retain BCM to provide certain management and advisory services to the Company in light of, among other things, the Company’s prior internal control issues, the highly regulated business in which the Company is involved, the increasing complexity of the Company’s multiple business lines, and the diminished staffing of the Company at the management level and increasing strain on such management since the departure of prior management at the conclusion of fiscal 2008; and

WHEREAS, subject to the terms and conditions of this Agreement, BCM desires to provide such services;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Management Services.

During the term of this Agreement, which the parties acknowledge and agree shall be deemed effective as of April 1, 2010 (the “Term”), BCM and the Company hereby agree that:

(a)           BCM will provide the Company with financial, managerial, strategic and operational advice and assistance in connection with its day-to-day operations, including, without limitation:

(i)	advice with respect to the investment of funds and cash management;

(ii)	advice with respect to the development and implementation of strategies for improving the operating, marketing and financial performance of the Company and its subsidiaries;

(iii)	advice with regard to growth of new stores, including but not limited to arranging acquisition and financing of such growth;

(iv)	assistance with support for various corporate functions of the Company as well as administrative support in light of the Company’s reduced staffing;

(v)	advice and assistance with respect to analytical services;

(vi)
advice and assistance with respect to lobbying and other regulatory and compliance needs of the Company through BCM’s political and professional contacts and associations (including without limitation membership in the CFSA and a deep and long-standing relationship with one of the largest and most prestigious lobbying firm in the country) and BCM’s knowledge base in the Company’s business areas;

(vii)
advice and assistance with respect to installing and monitor controls and procedures at the Company, which is a specialty of BCM and which the Company is in need of in light of deficiencies in internal controls being identified for the past two years; and

(viii)
advice and assistance with respect to establishing and implementing daily and weekly reporting with checks and balances, to avoid management integrity issues that have previously affected the Company and prevent such issues from happening in the future.

(b)           the Company will allow certain of BCM’s qualified personnel, if elected, to serve on the board of directors of the Company and its subsidiaries, if any (or their equivalents), without separate compensation from the Company.

2.	Payment of Fees.

During the Term, the Company agrees to pay to BCM (or an affiliate of BCM designated by it) a management and advisory fee equal to the greater of (a) 5% of EBITDA per annum or (b) $300,000 per annum (increasing 5% per year) in exchange for the services provided to the Company by BCM, as more fully described in Section 1 of this Agreement, with such fee being payable by the Company monthly in advance by wire transfer of immediately available funds.

3.	Term of Agreement.

The Agreement shall continue in full force and effect, unless terminated by mutual consent of the parties. The obligations of the Company under Section 4 below shall survive any such termination.

4.	Expenses; Indemnity.

(a)           Expenses.  The Company agrees to pay, on demand, all expenses incurred by BCM and/or any of its affiliates in connection with this Agreement and the provision of services hereunder, including but not limited to: (i) the fees and disbursements of (A) Patton Boggs LLP, special counsel to BCM, (B) Clifton Gunderson LLP and Aronson & Co LLP, accountants to BCM and potentially to the Company, and (C) any other consultants or advisors retained by the parties in clauses (A) and (B) above, which fees arise in connection with the preparation, negotiation and execution of this Agreement and any other agreement executed in connection herewith or the consummation of the transactions contemplated hereby and thereby, including, without limitation, amendments, modifications, restructurings and waivers, and exercises and preservations of rights and remedies; and (ii) the out-of-pocket expenses incurred by BCM or any of its affiliates in connection with the provision of services hereunder, if any.

(b)           Indemnity and Liability.  In consideration of the execution and delivery of this Agreement by BCM, the Company hereby agrees to indemnify, exonerate and hold each of BCM, and its partners, members, shareholders, affiliates, persons for which they are acting as nominees, trustees, directors, officers, fiduciaries, employees and agents and each of the partners, members, shareholders, affiliates, trustees, directors, officers, fiduciaries, employees and agents of each of the foregoing (collectively, the “Indemnities”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities and damages, and expenses in connection therewith, including without limitation attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnities or any of them as a result of, or arising out of, or relating to the execution, delivery, performance, enforcement or existence of this Agreement except for any such Indemnified Liabilities arising on account of any of the Indemnities’ willful misconduct, and if and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. None of the Indemnities shall be liable to the Company or any of its affiliates for any act or omission suffered or taken by such Indemnity that does not constitute willful misconduct.

5.	Independent Contractor.

The Company and BCM agree and acknowledge that BCM shall perform services hereunder as an independent contractor, retaining control over and responsibility for its own operations and personnel. Neither BCM nor its employees shall be considered employees or agents of the Company as a result of this Agreement or the services provided hereunder.

6.	Non-Assignability of Agreement.

Neither party shall have the right to assign this Agreement without the consent of the other party hereto. BCM acknowledges that its services under this Agreement are unique. Accordingly, any purported assignment by BCM without the consent of the Company shall be void. Notwithstanding the foregoing, BCM may assign all or part of its rights and obligations hereunder to any affiliate of BCM which provides services similar to those called for by this Agreement, in which event BCM shall be released of all of its rights and obligations hereunder.

7.	Waiver.

No amendment or waiver of any term, provision or condition of this Agreement shall be effective unless in writing and executed by each of BCM and the Company. No waiver on any one occasion shall extend to or effect or be construed as a waiver of any right or remedy on any future occasion. No course of dealing of any person nor any delay or omission in exercising any right or remedy shall constitute an amendment of this Agreement or a waiver of any right or remedy of any party hereto.

8.	Maryland Law, etc.

(a)           Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

(b)           Consent to Jurisdiction, etc. Each of the parties agrees that all actions, suits or proceedings arising out of or based upon this Agreement or the subject matter hereof shall be brought and maintained exclusively in the federal and state courts of the State of Maryland, specifically in Montgomery County, MD. Each of the parties hereto by execution hereof (i) hereby irrevocably submits to the jurisdiction of the federal and state courts in Montgomery County, in the State of Maryland for the purpose of any action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof and (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that it is immune from extraterritorial injunctive relief or other injunctive relief, that its property is exempt or immune from attachment or execution, that any such action, suit or proceeding may not be brought or maintained in one of the above-named courts, that any such action, suit or proceeding brought or maintained in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred to any court other than one of the above-named courts, should be stayed by virtue of the pendency of any other action, suit or proceeding in any court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby consents to service of process in any such suit, action or proceeding in any manner permitted by the laws of the State of Maryland, agrees that service of process by registered or certified mail, return receipt requested, at the address specified in or pursuant to Section 10 is reasonably calculated to give actual notice and waives and agrees not to assert by way of motion, as a defense or otherwise, in any such action, suit or proceedings any claim that service of process made in accordance with Section 10 does not constitute good and sufficient service of process. The provisions of this Section 8(b) shall not restrict the ability of any party to enforce in any court any judgment obtained in a federal or state court of the State of Maryland.

(c)           Waiver of Jury Trial. To the extent not prohibited by applicable law which cannot be waived, each of the parties hereto hereby waives, and covenants that he or it will not assert (whether as plaintiff, defendant, or otherwise), any right to trail by jury in any forum in respect of any issue, claim, demand, cause of action, action, suit or proceeding arising out of or based upon this Agreement or the subject matter hereof, in each case whether now existing or hereafter arising and whether in contract or tort or otherwise. Each of the parties hereto acknowledges that it has been informed by each other party that the provisions of this Section 8(c) constitute a material inducement upon which such party is relying and will rely in entering into this Agreement and the transaction contemplated hereby. Any of the parties hereto may file an original counterpart or a copy of this Section 8(c) with any court as written evidence of the consent of each of the parties hereto to the waiver of his or its right to trial by jury.

9.	Entire Agreement.

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof.

10.	Notice.

All notices, demands, and communications of any kind which any party may require or desire to serve upon any other party under this Agreement shall be in writing (including telecopier facsimile or similar writing) and shall be served upon such other party and such other party’s copied persons as specified below by personal delivery or telecopier transmission to its address or telecopier number set forth below or to such other telecopy number and address as any party shall have specified by notice to each other party or by mailing a copy thereof by certified or registered mail, or by Federal Express or any other reputable overnight courier service, postage prepaid, with return receipt requested, addressed to such party and copies persons at such addresses. In the case of service by personal delivery, it shall be deemed complete on the first business day after the date of actual delivery to such address. In the case of service by telecopier transmission, it shall be deemed complete on the first business day after the date of receipt of answerback or other confirmation of receipt at such telecopier number. In case of service by mail or by overnight courier, it shall be deemed complete, whether or not received, on the third day after the date of mailing as shown by the registered or certified mail receipt or courier service receipt. Notwithstanding the foregoing, notice to any party or copied person of change of address or telecopy number shall be deemed complete only upon actual receipt by an officer or agent of such party or copied person.

If to the Company, to it at:

Western Capital Resources, Inc.
11550 “I” Street, Suite 150
Omaha, NE 68137
Attention:  Chief Executive Officer

If to BCM, to it at:

Blackstreet Capital Management, LLC 5425 Wisconsin Avenue
Suite 701
Chevy Chase, MD 20815
Telecopy: (240) 332-1333
Attn: Murry N. Gunty

with a copy to:

Patton Boggs LLP
2550 M Street, NW
Washington, DC 20037-1350 Attn: Doug Boggs
Telecopy: (202) 457-6103

11.	Counterparts.

This Agreement may be executed in any number of counterparts and by each of the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.

12.	Severability.

If in any judicial or arbitral proceedings a court or arbitrator shall refuse to enforce any provision of this Agreement, then such unenforceable provision shall be deemed eliminated from this Agreement for the purpose of such proceedings to the extent necessary to permit the remaining provisions to be enforced. To the full extent, however, that the provisions of any applicable law may be waived, they are hereby waived to the end that this Agreement be deemed to be valid and binding agreement enforceable in accordance with its terms, and in the event that any provision hereof shall be found to be invalid or unenforceable, such provision shall be construed by limiting it so as to be valid and enforceable to the maximum extent consistent with and possible under applicable law.

[signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Management and Advisory Agreement as of the date first above written.

WESTERN CAPITAL RESOURCES, INC.

By:	/s/ John Quandahl
Name:	John Quandahl
Title:	Chief Executive Officer

BLACKSTREET CAPITAL MANAGEMENT, LLC

By:	/s/ Murry N. Gunty
Name:	Murry N. Gunty
Title:	Managerge